Filed November 14, 2001

No. 70-9675

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to FORM U-1
APPLICATION/DECLARATION
UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Energy East Corporation

P.O. Box 12904, Albany, New York 12212-2904

(Name of company filing this statement and address of principal executive offices)

Robert E. Rude
Vice President and Controller
Energy East Corporation
P.O. Box 12904
Albany, New York 12212-2904

(Name and agent for service)

The Commission is requested to send copies of all notices, orders and communications to:

Frank Lee, Esq. Huber Lawrence & Abell 605 Third Avenue New York, New York 10158 Telephone: (212) 682-6200	Adam Wenner, Esq. Vinson & Elkins L.L.P 1455 Pennsylvania Avenue, N.W. Washington, D.C. 20004-1008 Telephone: (202) 639-6533

          Energy East Corporation ("Energy East"), a New York corporation, is a registered holding company under Section 5 of the Public Utility Holding Company Act of 1935, as amended (the "Act"). On October 13, 2000, the Securities and Exchange Commission (the "SEC" or "Commission") issued an order authorizing (1) the designation of Energy East Management Corp. ("EE Management") as a subsidiary service company in accordance with the provisions of rule 88 under the Act; (2) the provision of intra-system administrative, management and support services by EE Management to the Energy East system companies; (3) the form of service agreements ("Service Agreements") that EE management proposes to enter into with each associate company; and (4) other related matters pertaining to Energy East and its subsidiaries.1

          On June 20, 2001, Energy East and RGS Energy Group, Inc. ("RGS") filed an Application/Declaration (the "Merger U-1 Application"), File No. 070-09901, seeking approvals relating to the proposed combination of Energy East with RGS pursuant to which RGS will become a direct subsidiary of Energy East (the proposed combination is referred to as the "Merger"). As described in the Merger U-1 Application, Energy East is proposing to acquire the common shares of RGS for cash, Energy East common stock or a combination of cash and Energy East common stock. A more complete description of the acquisition of RGS is contained in the Merger U-1 Application, which description is hereby incorporated by reference herein.

          All capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Service Company Order.

          Applicants received authority to delay, to a date no later than December 31, 2001 ("Transition Period"), the full implementation of all expected services to be provided by EE Management and/or the full implementation of required Service Agreements. The Transition Period was intended to accommodate Applicants' need to evaluate whether it would be economical and effective for EE Management to provide its associate companies with all of the services listed in the Service Agreements and whether additional services may also be provided by EE Management. EE Management was to complete its evaluation of the optimum structure for EE Management and prepare an implementation plan no later than December 31, 2001. At that time, EE Management was to submit revised Service Agreements to the Commission in accordance with the 60-day letter procedure described in the Application and the Service Company Order.

          In light of the pending Merger with RGS, this post-effective amendment seeks an extension of the Transition Period to a date no later than November 30, 2002. The extended Transition Period will accommodate the Applicants' need to evaluate and complete its implementation plan so that RGS and its subsidiaries are included and that the optimum structure for EE Management reflects the inclusion of RGS and its subsidiaries. Therefore, Energy East hereby requests that the Commission promptly issue a supplemental order extending the Transition Period from December 31, 2001, to November 30, 2002.

________________________
1Energy East Corp., et al., Holding Co. Act Release No. 35-27248 (Oct. 13, 2000) (the "Service Company Order").

SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2001	Energy East Corporation By: /s/Robert E. Rude Robert E. Rude Vice President and Controller